UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
October 31, 2008
INTERNATIONAL LEASE FINANCE CORPORATION
(Exact name of registrant as specified in its charter)

CALIFORNIA	1-31616	22-3059110
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)
10250 Constellation Boulevard, Suite 3400
Los Angeles, California 90067
(Address of principal executive offices, including zip code)
(310) 788-1999
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On October 27, 2008, International Lease Finance Corporation (the “Company”) was approved to participate in the Federal Reserve Bank of New York’s Commercial Paper Funding Facility (the “CPFF”) to issue up to $5.7 billion of commercial paper. As of October 30, 2008, the Company has issued approximately $1.7 billion, which proceeds were used to repay certain intercompany loans from the Company’s parent, American International Group, Inc. The commercial paper will be due January 28, 2009 and the Company will pay a lending rate of 2.78%. The Company expects to refinance the commercial paper when it matures, subject to the terms and conditions of the CPFF.
     Under the CPFF, the Federal Reserve Bank of New York, through a special purpose vehicle (the “SPV”), will purchase eligible three-month unsecured and asset-backed U.S. dollar denominated commercial paper from eligible issuers. The maximum amount of commercial paper an issuer can sell to the SPV is equal to the greatest amount of U.S. dollar denominated commercial paper the issuer had outstanding during any day between January 1, 2008 and August 31, 2008. Unsecured commercial paper purchased by the CPFF will be discounted based on a rate equal to a spread over the three-month overnight index swap rate on the day of purchase. The CPFF program expires on April 30, 2009, unless extended by the Federal Reserve Board.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERNATIONAL LEASE FINANCE CORPORATION

By:	/s/ Alan H. Lund Alan H. Lund
Vice Chairman and
Chief Financial Officer
DATED: October 31, 2008